CERTIFICATE OF DESIGNATIONS

                                       of

             SERIES C 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                             SMITHFIELD FOODS, INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)

                      ------------------------------------



        Smithfield Foods, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on October 23, 1995:

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Composite Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative powers, rights, preferences, and limitations thereof as follows:

        Series C 6 3/4% Cumulative Convertible Preferred Stock:

        Section 1. Designation and Amount. The shares of such series shall be designated as "Series C 6 3/4% Cumulative Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 2,000.

        Section 2. Dividends. The holders of the outstanding shares of Series C Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation, and when not prohibited by law, cash dividends at the rate and payable on the dates hereinafter set forth. The rate of dividends payable on the shares of Series C Preferred

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Stock shall be $675.00 per share per annum (rounded upward to the nearest whole
$.01) and no more. Dividends shall be payable in equal quarterly installments on the first day of January, April, July and October of each year (the "Payment Dates"), commencing, in the case of any share of Series C Preferred Stock, on January 1, 1996. The initial dividend payment will be computed by multiplying the annual rate divided by 360 times the number of days in the period from and including the Issuance Date of Series C Preferred Stock to the first installment Payment Date. Dividends shall be cumulative and accumulate on the Series C Preferred Stock from and after the Issuance Date. Dividends payable on the first installment Payment Date following issuance and on the date fixed for any redemption of shares of Series C Preferred Stock pursuant to Sections 7 or 8 hereof which is not a Payment Date, shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors of the Corporation (the "Record Dates").

        Section 3. Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:

        (A) Except for the voting rights expressly conferred by this Section 3 and except to the extent provided by law, the holders of shares of Series C Preferred Stock shall not be entitled (a) to vote on any matter or (b) to receive notice of, or to participate in, any meeting of stockholders of the Corporation at which the holders of shares of Series C Preferred Stock are not entitled to vote.

        (B) The approval of a majority of the outstanding shares of the Series C Preferred Stock, voting as a separate voting group, shall be required for (i) the adoption of any amendment to the Composite Certificate of Incorporation, as amended through the time of filing of this Certificate of Designations, that materially adversely affects the powers, preferences, limitations and rights of the Series C Preferred Stock (it being expressly stated that an increase in the number of Directors of the Corporation is not such an adverse change, provided that this statement is made as a matter of clarification and shall not be read as implying that in the absence of this parenthetical statement such an increase would constitute such an adverse change) or (ii) for the issuance of any shares of Capital Stock other than Junior Stock. Except for cases covered by the preceding sentence of this paragraph (B), whenever the holders of the Series C Preferred Stock are entitled under the Delaware General Corporation Law to vote as a separate voting group on an amendment of the Composite Certificate of Incorporation, as amended, a plan of merger, or a plan of share exchange, the vote required for the approval of such amendment shall be a majority

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of all votes cast on the amendment, plan of merger or plan of share exchange by the holders of the Series C Preferred Stock at a meeting at which the holders of a majority of the outstanding shares of Series C Preferred Stock are represented in person or by proxy.

        (C) The holders of the outstanding shares of Series C Preferred Stock shall also have the right, voting as a separate voting group, to elect two members of the Board of Directors of the Corporation at any time four or more quarterly dividends on any shares of Series C Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof. In such event, unless a regular meeting of the stockholders of the Corporation is to be held within 60 days thereof for the purpose of electing Directors, the Corporation shall promptly thereafter cause the number of Directors of the Corporation to be increased by two, and, within 15 days thereafter, shall call a special meeting of the holders of the outstanding shares of Series C Preferred Stock for the purpose of electing such Directors to take place at the time specified in the notice of the meeting, to be not more than 60 days after such holders become so entitled to elect two Directors and not less than ten nor more than 50 days after the date on which such notice is mailed. If such special meeting shall not have been so called by the Corporation, or such regular meeting shall not be so held, a special meeting may be called for such purpose at the expense of the Corporation by the holders of not less than 10% of the outstanding shares of Series C Preferred Stock; and notice of any such special meeting shall be given by the person or persons calling the same to the holders of the outstanding shares of the Series C Preferred Stock by first-class mail, postage prepaid, at their last addresses as shall appear on the stock transfer records of the Corporation (which records the Corporation hereby agrees to make available for such purpose at reasonable times upon request and as otherwise required by applicable law). At any such special meeting the holders of a majority of the outstanding shares of Series C Preferred Stock shall elect two members of the Board of Directors of the Corporation. If a regular meeting of the stockholders of the Corporation for the purpose of electing Directors is to be held within 60 days after the time the holders of the outstanding shares of Series C Preferred Stock become so entitled to elect two Directors, then the holders of the outstanding shares of Series C Preferred Stock shall be given notice thereof in the same manner as other stockholders of the Corporation entitled to vote thereat; and at such regular meeting, the holders of the outstanding shares of Series C Preferred Stock, voting as a separate voting group with each share having one vote, shall elect two members of the Board of Directors. The right of the holders of the Series C Preferred Stock, voting as a separate voting group, to elect two members of

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the Board of Directors of the Corporation shall continue until such time as no dividends on any outstanding shares of Series C Preferred Stock are in arrears and unpaid, in whole or in part, at which time (i) the voting power of the holders of the outstanding shares of Series C Preferred Stock so to elect two directors shall cease, but always subject to the same provisions of this paragraph (C) for the vesting of such voting power upon the occurrence of each and every like arrearage of dividends, and (ii) the term of office of each member of the Board of Directors who was elected pursuant to this paragraph (C) shall automatically expire.

        (D) Except as set forth herein, or as otherwise provided by law, holders of Series C Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        Section 4.  Certain Restrictions.

        (A) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends, or make any other distributions, on any shares of Junior Stock;

               (ii) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except dividends paid ratably on the Series C Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any Junior Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange solely for shares of any other Junior Stock; or

               (iv) redeem or purchase or otherwise acquire for consideration any shares of Parity Stock, except in ac cordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good

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        faith will result in fair and equitable treatment among the respective series or classes.

        (B) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Composite Certificate of Incorporation, as amended, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

        Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $10,000 per share, plus an amount equal to Dividends Accumulated and distributions thereon, whether or not declared, to the date of such payment, or (2) to the holders of shares of Parity Stock except distributions made ratably on the Series C Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

        Section 7.  Optional Redemption.

        (A) The Corporation may, at its option, redeem shares of Series C Preferred Stock, in whole or in part, at any time from time to time at a redemption price of $10,000 per share, plus in each case a premium of (i) prior to October 25, 1998, $1,000 per share, (ii) from October 25, 1998 through October 24, 2001, $600.00 per share, and (iii) from October 25, 2001 through October 24, 2005, $400.00 per share, in each case with any Dividends Accumulated to the date fixed for redemption.

        (B) In case less than all of the outstanding shares of Series C Preferred Stock are to be redeemed, not more than 60 days prior to the date fixed for redemption the Corporation shall select the shares to be redeemed. The Corporation shall select by proration, by lot or otherwise the shares to be so redeemed among the holders thereof. The Corporation shall make such

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adjustments, reallocations and eliminations as it shall deem proper by increasing or decreasing or eliminating the number of shares to be redeemed which would be allocable to any one holder on the basis of exact proration, selection by lot or any such other method of selection by not more than ten shares to the end that the number of shares so prorated shall be integral multiples of ten shares. The Corporation in its discretion may elect the particular certificates (if there are more than one) representing shares registered in the name of a holder that are to be redeemed.

        (C) Not less than 30 nor more than 60 days prior to the date fixed for any redemption pursuant to this Section 7, notice of redemption shall be given by first-class mail, postage prepaid, to the holders of record of the outstanding shares of the Series C Preferred Stock to be redeemed at their last addresses as shown by the Corporation's stock transfer records. The notice of redemption shall set forth the number of shares to be redeemed, the date fixed for redemption, the applicable redemption price or prices (including the amount of Dividends Accumulated to the date fixed for the redemption), and the place or places where certificates representing shares to be redeemed may be surrendered. In case less than all outstanding shares are to be redeemed, the notice of redemption shall also set forth the numbers of the certificates representing shares to be redeemed and, in case less than all shares represented by any such certificate are to be redeemed, the number of shares represented by such certificate to be redeemed.

        (D) If notice of redemption of any outstanding shares of Series C Preferred Stock shall have been duly mailed as herein provided, on or before the date fixed for redemption the Corporation shall deposit in cash funds sufficient to pay the redemption price (including Dividends Accumulated to the date fixed for redemption) of such shares in trust for the benefit of the holders of shares to be redeemed with any bank or trust company in the City of Richmond, State of Virginia, or Borough of Manhattan, City and State of New York, having capital and surplus aggregating at least $50,000,000 as of the date of its most recent report of financial condition (with the Corporation giving preference to such a bank or trust company having long-term debt obligations rated by Standard & Poors, Inc. in one of its three highest rating categories), named in such notice, to be applied to the redemption of the shares so called for redemption against surrender for cancellation of the certificates representing shares so redeemed. From and after the time of such deposit all shares for the redemption of which such deposit shall have been made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and determine except the right to

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receive payment of the redemption price (including Dividends Accumulated to the date fixed for redemption), but without interest. Any interest earned on funds so deposited shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years (or such longer period as may be required by law) from the date fixed for redemption shall be repaid to the Corporation free of trust, and the holders of the shares called for redemption who have not surrendered certificates representing such shares prior to such repayment shall be deemed to be unsecured creditors of the Corporation for the amount of the redemption price (including Dividends Accumulated to the date fixed for redemption) thereof and shall look only to the Corporation for payment thereof, without interest, subject to the Delaware General Corporation Law.

        (E) The Corporation shall also have the right to acquire outstanding shares of Series C Preferred Stock otherwise than by redemption pursuant to this
Section 7 from time to time for such consideration as may be acceptable to the holders thereof.

        (F) Shares of Series C Preferred Stock purchased, redeemed or otherwise acquired by the Corporation shall become authorized and unissued shares of Preferred Stock which may be designated as shares of any other series. No additional shares of Preferred Stock, however, may be classified as Series C Preferred Stock.

        Section 8. Mandatory Redemption. On the tenth anniversary of the Issuance Date (or, if such date is not a Business Day, the Business Day immediately following such anniversary), the Corporation shall redeem all then outstanding shares of Series C Preferred Stock, at a redemption price of $10,000 per share, plus an amount equal to Dividends Accumulated thereon. Such redemption shall in all relevant respects be conducted in accordance with the terms and procedures set forth in Paragraphs (C) and (D) of Section 7 above.

        Section 9. Conversion. The holders of the Series C Preferred Stock shall have conversion rights (the "Conversion Rights") as follows:

        (A) Right to Convert. Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof, and, except as otherwise provided by this Section 9, such right to convert may be exercised at any time after the date of issuance of such share.

               (i) Series C Conversion. If such right of conversion is exercised as to any share of Series C Preferred Stock, such share shall convert into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing

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$10,000 by the Conversion Price hereinafter defined in effect at the time of the conversion.

               (ii) Effect of Redemption on Conversion. In the event of a call for redemption of any shares of Series C Preferred Stock pursuant to Sections 7 or 8 hereof, the Conversion Rights shall cease to be exercisable as to the number of shares designated for redemption at the close of business on the thirtieth day after notice of redemption, and any right to receive payment of the redemption price (including Dividends Accumulated to the date fixed for redemption) shall terminate as to such shares upon the conversion of such shares into Common Stock pursuant to this Section; provided, however, that if such shares shall not have been converted under this Section because of default in payment of the redemption price (that is, default by the Corporation on its obligation under Section 7(D) to make the required cash deposit on or before the date fixed for redemption), the Conversion Rights for such shares shall continue. A holder's rights with respect to current and accumulated dividends on any share for which such right of conversion is exercised shall continue (but no further dividends shall cumulate) in the manner specified in Section 2, and shall be declarable and payable to the holder of record for such share as of the date of such exercise at such time and to the same extent that dividends with respect to the same fiscal quarters are declared and paid to all holders of Series C Preferred Stock.

               (iii) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock may exercise his right to convert the same into full shares of Common Stock pursuant to this Section, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued and his agreement to pay any applicable transfer taxes. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled pursuant to this Section, together with cash in lieu of any fraction of a share, if applicable. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted and the person or persons entitled to

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receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such time. Notwithstanding the above, if the holder of Preferred Stock is exercising his right of conversion pursuant to this Section subsequent to notice, and in anticipation, of any redemption, he may so specify in his written notice to the Corporation and such shares shall be converted only if there has been no default in payment of the redemption price (that is, no default by the Corporation on its obligation under Section 7(D) to make the required cash deposit on or before the date fixed for redemption). Any such conversion shall be deemed to have been made immediately prior to such redemption, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such instant and shall have no right to receive payment of the redemption price (including Dividends Accumulated to the date fixed for redemption).

        (B) Conversion Price. The "Conversion Price" with respect to the Series C Preferred Stock shall be, as of the Issuance Date, $30.00 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

        (C)    Adjustments to Conversion Price of Diluting Events.

               (i) Stock Dividends, Splits, or Recapitalizations. In the event at any time, or from time to time after the Issuance Date, there is (i) a subdivision, combination, or consolidation of the Corporation's Common Stock into a greater or lesser number of shares of Common Stock (by capital reorganization, reclassification or otherwise than by payment of a dividend in Common Stock); (ii) the declaration or payment by the Corporation of any dividend on the Common Stock which is payable in additional Common Stock; or
 (iii) any other increase or decrease in the outstanding Common Stock of the Corporation effected without receipt of consideration by the Corporation (other than Common Stock issuable upon any conversion of Preferred Stock pursuant to this Section), then and in any such event, the Conversion Price shall be adjusted to the price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the diluting event described hereinabove, and the denominator of which shall be the number of shares of Common Stock outstanding after such diluting event. In the case of any stock dividend, such adjustment shall be effective immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend. In the case of any other such diluting event, such adjustment shall be effective at the close of business on the date immediately

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prior to the date on which such corporate action becomes effective. After such adjustment is made, the adjusted Conversion Price shall constitute and remain the Conversion Price for all purposes hereunder unless and until it is again subject to adjustment pursuant to the terms hereof.

               (ii) Adjustments for Mergers or Reorganization, Etc. In the event of any consolidation or merger of the Corporation with or into any other corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation in exchange for securities (in whole or in part), each share of Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Preferred Stock, immediately prior to the effectiveness of such consolidation, merger or conveyance would have been entitled upon such consolidation, merger or conveyance. In addition, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Section with respect to the rights and interest, after any such conversion, of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section (including without limitation provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably possible, in relation to the shares of stock or other securities or property thereafter deliverable upon the conversion of the Series C Preferred Stock.

        (D) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price with respect to such holder's Series C Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received by such holder upon the conversion of such Preferred Stock.

        (E) Notices of Common Stock Record Dates. In the event of any taking by the Corporation of a record of the holders of the Common Stock or any other class of securities into which the Series C Preferred Stock is convertible for the purpose of

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determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series C Preferred Stock, at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

        (F) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all the Series C Preferred Stock.

        Section 10. Definitions. For the purpose of this resolution, the word "corporation" shall be deemed to include corporations, associations, companies and business trusts and, unless the context otherwise requires, the following terms shall have the following meanings:

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Richmond, Virginia are authorized or obligated by law to close.

        "Capital Stock" means any capital stock of any class or series (however designated) of the Corporation.

        "Common Stock" means the Common Stock, par value $.50 per share, of the Corporation.

        "Dividends Accumulated" means with respect to any shares of Series C Preferred Stock, an amount equal to the dividends thereon at the dividend rate per annum computed from the Issuance Date to the date to which reference is made, whether such amount or any part thereof shall have been declared as dividends and whether there shall be or have been any funds out of which such dividends might legally be paid, less the amount of dividends declared and paid thereon and, if any dividends thereon have been declared but not paid, the amount set apart for the payment of such dividends.

        "Issuance Date" shall mean the first date of issuance of any shares of Series C Preferred Stock.

        "Junior Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up of the affairs of the Corporation junior to Series C Preferred Stock. At the date hereof, the Corporation's Junior Stock is comprised solely of the Common Stock and the Series A Junior Participating Preferred Stock, par value $1.00 per share.

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        "Parity Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up the affairs of the Corporation equally with the Series C Preferred Stock. At the date hereof, the Corporation's Parity Stock is comprised solely of the Series B 6 3/4% Cumulative Convertible Preferred Stock, par value $1.00 per share.

        "Payment Date" is defined in Section 2 hereof.

        "Record Date" is defined in Section 2 hereof.

        "Subsidiary" means any corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries. For this purpose, "Voting Stock" means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than stock having such powers only by reason of the happening of a contingency.

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        IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chairman and Chief Executive Officer and attested by its Secretary this 23rd day of October, 1995.

                                       JOSEPH W. LUTER, III

(Corporate Seal)                           (Signature)

                                       Chairman and Chief Executive Officer

Attest:

AARON D. TRUB

 (Signature
Vice President, Secretary and
  Treasurer

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